Exhibit 5.1

Our ref     ELR/754076-000014/25219231v1

Burning Rock Biotech Limited

No. 5, Xingdao Ring Road North, International Bio Island

Guangzhou, 510005, The People’s Republic of China

7 November 2022

Dear Sirs

Burning Rock Biotech Limited

We have acted as Cayman Islands legal advisers to Burning Rock Biotech Limited (the “Company”) in connection with (i) the Company’s registration statement on Form F-3 (Registration No. 333-264577), including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time; and (ii) a prospectus supplement dated 7 November 2022 (the “Prospectus Supplement”), relating to the sale of American depositary shares, each representing one Class A ordinary share (the “Shares”), by the Company for an aggregate offering price of $100,000,000, in accordance with a sales agreement dated 7 November 2022 (the “Sales Agreement”) between the Company and Cowen and Company, LLC.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 6 March 2014 issued by the Registrar of Companies in the Cayman Islands.

1.2

The tenth amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 3 June 2020 and effective immediately prior to the completion of the Company’s initial public offering of the ADSs representing its Shares (the “Memorandum and Articles”).

1.3	The written resolutions of the board of directors of the Company passed on 21 March 2022 (the “Board Resolutions”).

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the “Director’s Certificate”).

1.5	A certificate of good standing dated 7 November 2022, issued by the Registrar of Companies in the Cayman Islands (the “Certificate of Good Standing”).

1.6	The Registration Statement.

1.7	The Prospectus Supplement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3

There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares at the time of issuance.

2.5

No monies paid to or for the account of the Company in respect of the Shares represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.6	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

2.7	The issue of the Shares will be of commercial benefit to the Company.

2.8	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2

The authorised share capital of the Company is US$50,000 divided into 250,000,000 shares comprising of (i) 230,000,000 Class A Ordinary Shares of a par value of US$0.0002 each and (ii) 20,000,000 Class B Ordinary Shares of a par value of US$0.0002 each.

3.3

The issue and allotment of the Shares have been duly authorised and when allotted, issued and paid for as contemplated in the Sales Agreement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

2

4	Qualifications

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2

Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

4.3

In this opinion the phrase “non-assessable” means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K, dated the date hereof, and incorporated by reference into the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities” and “Legal Matters” and elsewhere in the Registration Statement and the Prospectus Supplement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

3

November 7, 2022

Director’s Certificate

To:	Maples and Calder (Hong Kong) LLP

26th Floor, Central Plaza

18 Harbour Road

Wanchai

Dear Sirs

Burning Rock Biotech Limited (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2

The Directors’ Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by director of the Company) and have not been amended, varied or revoked in any respect.

3

The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

4

The authorised share capital of the Company is US$50,000 divided into 250,000,000 shares comprising of (i) 230,000,000 Class A Ordinary Shares of a par value of US$ 0.0002 each and (ii) 20,000,000 Class B Ordinary Shares of a par value of US$0.0002 each.

5

The shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from issuing and allotting the Shares or otherwise performing its obligations under the Registration Statement.

6	The directors of the Company at the date of the Directors’ Resolutions and as at the date of this certificate were and are as follows:

HAN, YUSHENG LU, GANG DENG, Feng Chuai, Shaokun Leo Li Wendy Hayes Min-Jui Richard Shen Licen Lisa Xu

7

Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company in relation to the transactions which are the subject of the Opinion.

8

To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction that would have a material adverse effect on the business, properties, financial condition, results of operations or prospects of the Company. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company’s property or assets.

9	The Company is not subject to the requirements of Part XVIIA of the Companies Act (2021 revision).

[Signature Page to Follow]

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	/s/ Leo Li
Name:	Leo Li
Title:	Director